Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of October 28 2022 (“Effective Date”), by and among GREEN MAN COLORADO, LLC a Colorado limited liability company, or its assigns (“Buyer”), TREES Corporation, a Colorado corporation (“Parent”), and GMC, LLC, a Colorado limited liability company (“GMC”), and each of the Members (collectively together with their respective subsidiaries, affiliates and assigns, “Seller” or “Sellers”). Sellers and Buyer are sometimes referred to individually as a “Party” and collectively as the “Parties.”

Recitals

A.Sellers own and operate licensed retail marijuana dispensaries and/or stores in the State of Colorado (collectively the “Business”);

B.Sellers are licensed and authorized to sell retail marijuana at the Hampden Property under the Marijuana Code; and

C.Buyer desires to purchase certain assets from Sellers, and Sellers desire to sell certain assets to Buyer.

NOW THEREFORE, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1Definitions. Capitalized terms have the meanings set forth below unless defined elsewhere in this Agreement.

“Affiliate” means any Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.

“Applicable County” means the City and County of Denver, Colorado.

“Application Fees” means all fees paid to Governmental Authorities associated with the Change of Ownership applications.

“Assets” means substantially all of the assets of Sellers, including without limitation, the Licenses; inventory, furniture, fixtures, business personal property of any kind, nature, character, or description, operated, owned, or leased by Sellers at the Hampden Property, any and all intellectual property owned by Sellers, all as more fully described on Exhibit A.

“Business Day” means a day other than Saturday, Sunday, or any day on which banks located in the State of Colorado are authorized or obligated to close.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

“Change of Ownership” means the transfer of ownership of the Licenses from Sellers to Buyer.

“Charter Documents” means with respect to any Person, the articles or certificate of incorporation, formation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, or such other organizational documents of the Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of the Person and which establish the legal personality of the Person.

“Claim” means any demand, claim, action, investigation, or Proceeding.

“Closing” and “Closing Date” shall have the meanings respectively as set forth in Section 2.3 hereof.

“Common Stock” means the common stock, par value $.001 per share, of Buyer.

“Contract” means any legally binding written contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other written and legally binding arrangement.

“Control” means the power, direct or indirect, to direct or cause the direction of the management and policies of a Person whether through ownership of voting securities or ownership interests, by Contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of at least 50% of the voting securities in the corporation or of the voting interest in a partnership or limited liability company.

“Environmental Laws” means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment , order, decree, injunction, permit or governmental restriction or any agreement with any Governmental Authority or other third party, whether now or hereafter in effect, relating to the environment, human health and safety or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Environmental Liabilities” means any and all liabilities arising in connection with or in any way relating to Sellers (or any predecessor of Sellers or any prior owner of all or part of its business and assets), any property now or previously owned, leased or operated by Sellers, the Business (as currently or previously conducted), the Assets or any activities or operations occurring or conducted at the Hampden Property (including, without limitation, offsite disposal), whether accrued, contingent, absolute, determined, determinable or otherwise, which (i) arise under or relate to any Environmental Law and (ii) relate to actions occurring or conditions existing on or prior to the Closing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Liabilities” shall have the meaning as set forth in Section 2.5 hereof.

“Final Governmental Approval” means the final decisions by the MED and the Applicable County in writing approving the Change of Ownership, and such approvals (a) do not include any responsibility of Buyer or Buyer’s owners for the actions of Sellers or Sellers’ owner with respect to an administrative investigation or administrative disciplinary action by the MED or the Applicable County; and (b) do not subject Buyer or Buyer’s owners to discipline by the MED or the Applicable County for the actions of Sellers or Sellers’ owner with respect to an administrative investigation or administrative disciplinary action by the MED or the Applicable County.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision or similar governing entity.

“Hampden Property” means the real property located at 7289 E. Hampden Avenue, Denver, Colorado 80224.

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable corrosive, reactive or otherwise hazardous substance, waste or material or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

“Interim Period” means the time period from the Effective Date through and including the Closing.

“Knowledge” when used in a particular statement of fact in this Agreement, means the actual knowledge (as opposed to any constructive or imputed knowledge) of a Party or its owners, without inquiry.

“Laws” means all laws, statutes, rules, regulations, ordinances, and other pronouncements having the effect of law of a Governmental Authority, except for any United States federal law, rule or regulation related to marijuana which this Agreement may violate.

“Licenses” means the following licenses held by Sellers and any other applicable licenses of Sellers in the State of Colorado:

402R-00373

2022-BFN-0000376

“Lien” means any mortgage, pledge, assessment, security interest, lien, or other similar encumbrance.

“Loss” means any and all losses, judgments, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, losses, and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other Proceedings or of any Claim, default or assessment), but only to the extent the losses (a) are not reasonably expected to be covered by a payment from some third party or by insurance or otherwise recoverable from third parties, and (b) are net of any associated benefits arising in connection with the loss.

“Marijuana Code” means, collectively, Sections 14 and 16 of Article XVIII of the Colorado Constitution, the Colorado Marijuana Code, §§ 44-10-101, .et seq., C.R.S., as the same may be supplemented or amended from time to time, together with the regulations promulgated thereunder, and all applicable local Laws and regulations thereto promulgated by a Governmental Authority.

“Material Adverse Effect” means any occurrence, condition, change, development, event or effect that has or could reasonably be expected to have a materially adverse effect on the assets, properties, financial condition, or results of operations on a Party, as the context dictates, taken as a whole.

“MED” means the Colorado Marijuana Enforcement Division and/or any other applicable Colorado regulatory authority.

“Members” means Christian Hageseth, Gary Schwartz, Barbara Visher, Matt Bencivenga, David Berger, Audra Richmond, Corey Buffkin, Jim Berger, MHS GMC, LLC, and FAD, LLC.

“Permits” means all licenses (including the Licenses), permits, certificates of authority, authorizations, approvals, registrations, franchises, and similar consents granted by a Governmental Authority related to the transactions contemplated by this Agreement.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association, or Governmental Authority.

“Proceeding” means any complaint, lawsuit, action, suit, Claim (including claim of a violation of Law), or other proceeding at law or in equity or order or ruling, in each case by or before any Governmental Authority or arbitral tribunal.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” and “Sellers” shall have the meaning set forth in the preamble hereto.  For purposes hereof, any reference to Sellers in the singular shall mean all Sellers for the purpose of any representations, warranties, covenants or other obligations or agreements set forth in this Agreement.

“Tax” or ”Taxes” means any federal, state, local, or foreign income, gross receipts, ad valorem, sales, use, employment, social security, disability, occupation, property, severance, value added, goods and services, documentary, stamp duty, transfer, conveyance, capital stock, excise, or withholding tax or other taxes imposed by or on behalf of any Governmental Authority, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any declaration, report, statement, form, return or other document or information required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Working Capital” means the aggregate of cash, cash equivalents and receivables minus current liabilities.

1.2Rules of Construction.

(a)All article, section, subsection, schedules and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified. The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)If a term is defined as one part of speech (such as a noun), it has a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender include the feminine and neutral genders and vice versa. Words in the plural form include the singular form, and words in the singular form include the plural form. The words “includes” or “including” means “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not any particular section or article in which the words appear and any reference to a Law includes any rules and regulations promulgated thereunder. Currency amounts referenced herein are in U.S. dollars.

(c)Whenever this Agreement refers to a number of days, the number refers to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then the action may be validly taken on or by the next day that is a Business Day.

(d)Each Party and its respective attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement, and any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement will not be applicable to the construction or interpretation of this Agreement.

ARTICLE II

PURCHASE OF BUSINESS, PAYMENT, AND CLOSING

2.1Purchase of Assets. At the Closing, Sellers shall sell to Buyer and Buyer shall purchase from Sellers the Assets.

2.2Purchase Price; Issuance of Buyer Shares; Adjustments.

(a)The purchase price for the Assets is set forth in this Section 2.2 (collectively, the “Purchase Price”).

(b)Buyer shall pay the Purchase Price by delivering to Sellers:

(i)	The sum of $1,200,000 in cash upon the Closing (“Initial Cash”);
(ii)	4,494,382 shares of Common Stock upon the Closing (the “Buyer Shares”) to be issued to the Members as Sellers direct; and
(iii)

An amount equal to $83,333.33 per month, commencing on the 12-month anniversary of the Closing, and continuing each month thereafter for a total of 18 months, for a total additional consideration of $1,500,000.

The Parties agree and acknowledge that Sellers shall separately negotiate the transfer of the Hampden Property to an affiliated third party with an ascribed value equal to $1,000,000, none of which shall be owed or payable by Buyer.

(c)The Purchase Price and any other items (including liabilities) treated for tax purposes as consideration to Sellers will be allocated among the Assets as set forth in the “Allocation Statement” attached as Exhibit B (and as adjusted below) and in accordance with Section 1060 of the Internal Revenue Code. The Parties shall (i) be bound by the Allocation Statement and (ii) act in accordance with the Allocation for all income tax purposes, unless required otherwise by applicable Law; provided, that the foregoing shall not prevent either Party from settling any tax audit, tax review or tax litigation or from complying with any final determination therefrom.  No later than 30 days prior to the filing of Form 8594 with the Internal Revenue Service relating to the transactions contemplated by this Agreement, each Party shall deliver to the other Party a copy of its proposed Form 8594 (which shall be consistent with the Allocation Statement) for timely negotiation.  Notwithstanding the foregoing, the Parties agree that it will not be inconsistent with the Allocation for (a) Buyer’s cost for the Assets to differ from the total amount allocated in the Allocation Statement to reflect capitalized acquisition costs not included in the total amount allocated pursuant to this Section 2.2(c), (b) the amount realized by Seller to differ from the total amount allocated pursuant to this Section 2.5(c) to reflect transaction costs that reduce the amount realized for U.S. federal income Tax purposes and (c) Buyer’s and Seller’s cost and amount realized, respectively, to differ from the Purchase Price to take into account differences between the Purchase Price and the amount realized under Tax principles, and any other payments to Seller treated as purchase price for the Assets for income Tax purposes, and any adjustments to the foregoing hereunder. In the event that the Allocation Statement is disputed by any Governmental Authority, the Party receiving notice of such dispute shall promptly notify the other Party hereto concerning the existence and resolution of such dispute. Upon any adjustment to the Purchase Price (or amount realized under Tax principles) pursuant to the terms of this Agreement, the Allocation Statement shall be similarly adjusted in accordance with the principles reflected therein.

(d)At the Closing, Seller will retain any uncollected accounts receivable and all cash and funds in depository accounts. Seller will be responsible for satisfying all accounts payable as of the date of Closing.

2.3Closing. The closing for the purchase and sale of the Assets (the “Closing”) will be held within five Business Days of Final Governmental Approval (the “Closing Date”), unless otherwise agreed by the Parties. The Closing will be at a time and place agreed to by the Parties, unless the Parties agree that the Closing need not occur at a specific location.

2.4Documents Deliverable at Closing. At the Closing:

(a)Seller shall provide to Buyer (collectively, ”Sellers’ Closing Documents”)

(i)	An executed Sellers’ Officer’s Certificate in the form attached hereto as Exhibit C;
(ii)	The Closing Working Capital balance;
(iii)	The Bill of Sale for the Assets in the form attached hereto as Exhibit E;
(iv)	A properly completed and executed IRS Form W-9 for each Seller; and
(v)	Such other documents or instruments as may be requested by Buyer.

(b)Buyer shall provide to Sellers the Initial Cash together with an executed Buyer’s Officer’s Certificate in the form attached hereto as Exhibit D.

2.5Non-Assumption of Liabilities.  Upon the sale and purchase of the Assets, Buyer shall not assume nor agree to pay or discharge when due any debt, obligation, responsibility, claim or liability of any Seller, whether known or unknown, contingent or absolute, which shall include, but not be limited to: (i) all liabilities, obligations, contracts and commitments arising out of the ownership and operation of the Business; (ii) any obligation or liability related to any present or former officer, director, shareholder, employee or agent of any Seller or any person or entity controlled or under common control with any such person; (iii) any obligation or liability of any kind arising out of noncompliance with any federal, state or local Laws; (iv) any indebtedness for borrowed money or any guarantee of any Seller; (v) any amounts due any shareholder of Sellers or Affiliate; (vi) any liability relating to pension, profit-sharing, worker’s compensation or other employee benefit plan or policy; or (vii) any liability resulting from injury to persons or property (collectively, “Excluded Liabilities”).

ARTICLE III

SELLERS’ STATEMENTS OF FACT

Each Seller jointly and severally states that the following are true as of the date of this Agreement and as of the Closing Date:

3.1Sellers’ Organization.  Seller is a limited liability company duly formed, validly existing and in good standing under each of the Laws of the State of Colorado and has all requisite limited liability company power and authority to conduct its Business as it is now being conducted in accordance with the Laws.

3.2Authority. Seller has all requisite power and authority to execute and deliver this Agreement and the other instruments to be delivered by Sellers at the Closing, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject to approvals required by the Marijuana Code. Subject to approvals required by the Marijuana Code, the execution and delivery of this Agreement and the other instruments to be delivered by Sellers at the Closing, and the performance by Sellers of their respective obligations hereunder and thereunder, have been duly and validly authorized by necessary action. This Agreement has been, and the instruments to be delivered by Sellers at the Closing will at the Closing be, duly and validly executed and delivered by Sellers and constitute (or, in the case of instruments to be delivered by Sellers at the Closing, will at the Closing constitute) the legal, valid and binding obligation of each Seller enforceable against it in accordance with its terms, subject to approvals required by the Marijuana Code, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

3.3No Conflicts; Consents and Approvals. The execution and delivery by Sellers of this Agreement does not, and the performance by each Seller of its obligations under this Agreement does not:

(a)violate or result in a breach of its Charter Documents;

(b)violate or result in a default under any material Contract to which Sellers are a party, except for any violation or default that would not be expected to result in a Material Adverse Effect on Sellers’ ability to perform its obligations hereunder; or

(c)(i) violate or result in a breach of any Law applicable to Sellers or (ii) require any consent or approval of any Governmental Authority other than the MED and the Applicable County and under any Law applicable to Sellers.

3.4Proceedings. Except as disclosed herein, there is no Proceeding pending, or to Sellers’ Knowledge threatened, against Sellers (i) before or by any Governmental Authority, which seeks a writ, judgment, order or decree restraining, enjoining, or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement; or (ii) brought by or in respect of any third party.

3.5Broker. Sellers do not have any liability or obligation to pay fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Sellers or any of its Affiliates could become liable or obligated.

3.6Compliance with Laws and Orders. Sellers are in compliance with all Laws and orders applicable to it except where any non-compliance would not reasonably be expected to result in a Material Adverse Effect on Sellers; provided, however, that this Section 3.6 does not address matters relating to Taxes, which are exclusively addressed by Section 3.7, or Permits, which are exclusively addressed by Section 3.8. Sellers have no Knowledge of any fact, circumstance, or condition which could cause the Assets or the Hampden Property to violate the Marijuana Code concerning required testing or contaminants.

Sellers have no Knowledge of any fact, circumstance, or condition which could cause the Assets or the Hampden Property to violate the Colorado Pesticide Applicator’s Act, C.R.S. §§ 35-10-101, et. seq.

3.7Taxes.

(a)All Tax Returns that are required to have been filed by Seller have been duly and timely filed (taking into account all applicable extensions of time); all Taxes that are required to have been paid by Seller have been duly and timely paid in full; all withholding Tax requirements imposed on Seller have been satisfied in full in all respects; Seller does not have in force any waiver of any statute of limitations with respect to Taxes or any extension of time with respect to a Tax assessment or deficiency; and there are no threatened, pending, or active audits or Proceedings involving unpaid Taxes of Seller.

(b)No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction with respect to the Assets or Business.  There are no Liens on any of the Assets or other assets of Seller relating to the Business that arose in connection with any failure (or alleged failure) to pay any Tax and that are not being contested in good faith.

(c)No power of attorney is currently in force with respect to any Tax matter relating to the Assets or Business that will be applicable after Closing. There are no closing agreements and Tax rulings or other agreements requested or received from any taxing authority with respect to the Assets or Business that will be applicable after Closing.

(d)There is no obligation in connection with the Assets or Business that will become the obligation of Seller to pay the Taxes of another Person as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of Law), or as a result of being a transferee or successor, or as a result of a contract, or otherwise.

(e)With respect to the Business or the Assets, there is no (i) permanent establishment or office or fixed place of business outside the United States, or (ii) prepaid amounts received on or prior to the date hereof but not included in taxable income as of the date hereof included in the Assets.

3.8Permits.  Each Seller possesses all Permits that are required for the ownership and operation of its Business in the manner in which it is currently owned. All Permits described in this Section 3.8 are in full force and effect, and Sellers are in compliance with each such Permit.

3.9Operating Facility. The licensed business at the Hampden Property is a Retail Marijuana Store, as defined in the Marijuana Code.

3.10Sellers’ Members.  The Members are the only owners of GMC.

3.11Environmental Matters.

(a)Sellers are in compliance with all Environmental Laws and any other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such Environmental Laws, insofar as failure to comply with the same could result in any liability affecting, or other reduce the value of the Assets. There are no liabilities arising in connection with or in any way relating to the Assets of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and there are no facts, events, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability.

(b)There has not been any event, condition, circumstance, activity, practice, incident, action or plan which will interfere with or prevent continued compliance with or which would give rise to any liability under any Environmental Law or give rise to any common law or statutory liability, based on or resulting from Sellers’ or its agents’ manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, or release into the environment, of any Hazardous Substance, that could result in any liability affecting, or other reduce the value of, the Assets or Business. Sellers have taken all actions necessary under applicable requirements of Environmental Law to register any products or materials required to be registered by Sellers (or any of its agents) thereunder. There is no Proceeding, notice or demand letter pending or threatened against Sellers relating in any way to Environmental Laws, or notice or demand letter issued, entered, promulgated or approved thereunder. No property now or previously owned, leased or operated by Sellers, nor any property to which Hazardous Substances located on or resulting from the use of any Asset or the Hampden Property have been transported, is listed or, to Sellers’ Knowledge, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state, local or foreign list of sites requiring investigation or cleanup.

3.12Securities.

(a)Purchase Entirely for Own Account. The Buyer Shares will be acquired for investment for Sellers’ own account(s), not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Sellers have no present intention of selling, granting any participation in, or otherwise distributing the same. Sellers do not presently have any Contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any other Person with respect to any of such Buyer Shares. Sellers have not been formed for the specific purpose of acquiring such Buyer Shares. Neither Sellers nor any Affiliate has any present intention of entering into any put option, short position or other similar position with respect to the Buyer Shares.

(b)Disclosure of Information. Sellers have had an opportunity to discuss to Sellers’ satisfaction Buyer’s business, management, financial affairs and the terms and conditions of the offering of the Buyer Shares with Buyer’s management and has had an opportunity to review Buyer’s business. Such discussions, as well as any written information delivered by Buyer to Sellers, were intended to describe the aspects of Buyer’s business which Buyer believes to be material.  Further, each Seller acknowledges that it has reviewed Buyer’s filings with the Securities Exchange Commission, including Forms 10-K, 10-Q and 8-K, and has had the opportunity to ask questions of management of Buyer concerning Buyer’s business, operations and financial condition.

(c)Restricted Securities. The Buyer Shares have not been registered and are being issued to Sellers pursuant to Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act. The Buyer Shares are “restricted securities” under applicable U.S. federal and state securities Laws and a resale of the Buyer Shares may be made only pursuant to registration under the Securities Act or an available exemption from registration.

(d)Rule 144. Sellers are familiar with the provisions of Rule 144 promulgated under the Securities Act, which, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer of the securities (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions and which rule requires, among other things, that Buyer be subject to the reporting requirements of the Exchange Act, that resales of securities take place only after the holder of the shares has held the shares for certain specified time periods, and under certain circumstances, and that resales of securities be limited in volume and take place only pursuant to brokered transactions. Buyer has provided no assurances as to whether Sellers will be able to resell any or all of the Buyer Shares pursuant to Rule 144.

(e)Resale Restrictions. If all of the applicable requirements of Rule 144 are not satisfied, registration under the Securities Act, compliance with Regulation A promulgated under the Securities Act, or some other registration exemption will be required with respect to the Buyer Shares. Notwithstanding the fact that Rule 144 is not exclusive, the staff of the Securities and Exchange Commission has expressed its opinion that Persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

(f)Sophistication.  Sellers and each Affiliate of Sellers are a sophisticated investor (as described in Rule 506 of Regulation D) and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the acquisition of the Buyer Shares contemplated hereunder; and is fully capable of, and understands and accepts, the risk of loss of Sellers’ entire investment in the Buyer Shares.  Sellers and each Affiliate of Sellers expressly acknowledges and understands that neither Buyer nor any director, officer, employee or agent of Buyer makes any representation whatsoever as to the merit, risk or value of an investment in the Buyer Shares.

(g)No General Solicitation. Neither Sellers, nor any of its officers, employees, agents, directors, members, attorneys, shareholders, or partners (a) has engaged the services of a broker, investment banker or finder to contact any potential investor, nor has Sellers or any of Sellers’ officers, employees, agents, directors, members or partners, agreed to pay any commission, fee or other remuneration to any third party to solicit or contact any potential investor; (b) engaged in any general solicitation; or (c) published any advertisement in connection with the offer and sale of the Buyer Shares being issued hereunder.

(g)Reliance on Exemption. The Buyer Shares are being offered and issued to it in reliance on specific exemptions from the registration requirements of federal and state securities Laws. Buyer is relying in part upon the truth and accuracy of, and Sellers’ compliance with, the statements of fact, representations, warranties, agreements, acknowledgements and understandings of Sellers set forth in this Article III in order to determine the availability of such exemptions and the eligibility of Sellers to acquire the Buyer Shares.

(collectively, “Sellers’ Statements of Fact”).

ARTICLE IV

BUYER’S STATEMENTS OF FACT

Buyer and Parent state that the following is true as of the date of this Agreement and as of the Closing Date:

4.1Organization. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Colorado and has all requisite corporate power and authority to conduct its business as it is now being conducted.

4.2Authority. Buyer and Parent have all requisite power and authority to execute and deliver this Agreement and the other instruments to be delivered by Buyer and Parent at the Closing, to perform their respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject to approvals required by the Marijuana Code. The execution and delivery by Buyer and Parent of this Agreement and the other instruments to be delivered by Buyer at the Closing, and the performance by each of Buyer and Parent of its obligations hereunder and thereunder, have been duly and validly authorized by necessary action. This Agreement has been, and the instruments to be delivered by Buyer and Parent at the Closing will at the Closing be, duly and validly executed and delivered by Buyer and Parent and constitutes (or, in the case of instruments to be delivered by Buyer at the Closing, will at the Closing constitute) the legal, valid and binding obligations of Buyer and Parent enforceable against Buyer and Parent in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

4.3No Conflicts; Consents and Approvals. The execution and delivery by Buyer and Parent of this Agreement do not, and the performance by Buyer and Parent of their respective obligations hereunder and the consummation of the transactions contemplated hereby do not:

(a)violate or result in a breach of its Charter Documents;

(b)violate or result in a default under any material Contract to which Buyer is a party, except for any such violation or default that would not reasonably be expected to result in a Material Adverse Effect on Buyer’s ability to perform its obligations hereunder; or

(c)(i) violate or result in a breach of any Law applicable to Buyer or (ii) require any consent or approval of any Governmental Authority (other than the MED and any Applicable County) under any Law applicable to Buyer.

4.4Proceedings. There is no Proceeding pending or, to Buyer’s Knowledge threatened, against Buyer before or by any Governmental Authority, which seeks a writ, judgment order or decree restraining, enjoining, or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.

4.5Compliance with Laws and Orders. Buyer is not in violation of, or in default under, any Law or order applicable to Buyer the effect of which, in the aggregate, would reasonably be expected to hinder, prevent or delay Buyer from performing its obligations hereunder except for any such violation or default that would not reasonably be expected to result in a Material Adverse Effect on Buyer’s ability to perform its obligations hereunder.

4.6Broker. Buyer does not have any liability or obligation to pay fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Sellers or any of its Affiliates could become liable or obligated.

(collectively, “Buyer’s Statements of Fact”).

ARTICLE V

COVENANTS

5.1Regulatory and Other Approvals. During the Interim Period:

(a)Each Party shall attempt to obtain as promptly as practicable all material consents and approvals that either Party or its respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby; provided that, for purposes of clarification, and notwithstanding anything to the contrary in this Agreement, the obtaining of the consents and approvals will not be a condition to the Closing except to the extent set forth in Articles VI or VII, as applicable.

(b)Each Party shall (i) make or cause to be made the filings required of the Person or any of its applicable Affiliates under any Laws applicable to it with respect to the transactions contemplated by this Agreement and to pay any fees due of it in connection with the filings, as promptly as is reasonably practicable, provided that, for purposes of clarification, and notwithstanding anything to the contrary in this Agreement, the filings and payments will not be conditions to the Closing except to the extent set forth in Articles VI and VII; (ii) cooperate with the other Party and furnish the information that is necessary in connection with the other Party’s filings; (iii) use reasonable efforts to cause the expiration of the notice or waiting periods under any Laws applicable to it with respect to the consummation of the transactions contemplated by this Agreement as promptly as is reasonably practicable; (iv) promptly inform the other Party of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of the filings; (v) reasonably consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions or other Proceedings with Governmental Authorities relating to the filings; (vi) comply, as promptly as is reasonably practicable, with any requests received by the Party under any Laws for additional information, documents or other materials with respect to the filings, (vii) attempt to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (viii) contest and resist any action or other Proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Law.

(c)If a Party (or any of its applicable Affiliates) intends to participate in any meeting with any Governmental Authority with respect to the filings and if permitted by, or acceptable to, the applicable Governmental Authority, it shall give the other Party reasonable prior notice of, but in any event not less than five business days prior to such meeting (unless by the nature of the meeting such notice is impractical) and an opportunity to participate in, the meeting.

(d)In connection with any such filings, Buyer shall cooperate in good faith with Governmental Authorities and with Sellers and undertake promptly any and all action required to lawfully complete the transactions contemplated by this Agreement.

(e)Each Party shall provide prompt notification to the other when it becomes aware that any such consent or approval referred to in this Section 5.1 is obtained, taken, made, given or denied, as applicable.

(f)In furtherance of the foregoing covenants:

(i)Each Party shall prepare, or cause its Affiliates to prepare, as soon as is practicable following the execution of this Agreement, all necessary filings applicable to it and in connection with the transactions contemplated by this Agreement that may be required under any Laws; provided that, for purposes of clarification, and notwithstanding anything to the contrary in this Agreement, the filings will not be conditions to the Closing except to the extent set forth Articles VI and VII.

(ii)Each Party shall promptly furnish the other Party with copies of any notices, correspondence or other written communication received by it from the relevant Governmental Authority, shall promptly make any appropriate or necessary subsequent or supplemental filings required of it, and shall cooperate in the preparation of the filings as is reasonably necessary and appropriate.

(iii)Each Party shall not, and shall cause its respective Affiliates not to, take any action that could reasonably be expected to adversely affect the approval of any Governmental Authority.

5.2Access of Buyer; Due Diligence. During the Interim Period, Sellers shall provide Buyer with reasonable access, upon reasonable notice and during normal business hours, to the Business and the Hampden Property, subject to the Marijuana Code. During the Interim Period, Sellers shall provide Buyer, upon request, with access to Sellers’ books and records, Sellers’ standard operating procedures, and with reasonable access to Sellers’ employees in order to allow Buyer to conduct due diligence.

5.3Certain Restrictions. During the Interim Period, except as permitted or required by the other terms of this Agreement, or consented to in writing by Buyer, Sellers shall not take any of the following actions:

(a)	Sell, lease, transfer, pledge or otherwise dispose of any of the Assets or place any Liens or encumbrances thereon;
(b)	Fail to maintain in full force and effect any of the Licenses;
(c)	Fail to perform obligations under any Contracts;
(d)

Increase the salary or compensation or benefits of any employee or contractor, except in the ordinary course consistent with past practice, and provided Sellers delivers written notice to Buyer of same;

(e)	Incur any liabilities of Sellers other than in the ordinary course of business.
(f)	Make capital expenditures in excess of $10,000;
(g)	Invest in or make any loans to any person or entity in excess of $10,000;
(h)	Dissolve Sellers or file or declare bankruptcy, insolvency or similar action;
(i)	Sell of the Business or any Assets outside of the ordinary course of business;
(j)	Enter into or materially amend any material Contract, lease or other arrangement; or
(k)	Enter into any agreement, commitment or understanding, whether in writing or not, to take any of the above actions.

5.4Updating. From time to time prior to the Closing, Sellers may, at its option, supplement or amend and deliver updates to Buyer as necessary to complete or correct any information in this Agreement or Sellers’ Statements of Fact; provided that any such supplement, amendment or update may only be made as to circumstances occurring after the date hereof.

5.5Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at a Party’s request and without further consideration, the other Party shall execute and deliver to the requesting Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as the Party may reasonably request in order to consummate the transactions contemplated by this Agreement.

5.6Buyer’s Obligations if No Closing. If the Closing does not occur by reason of Buyer’s default for any reason or if Buyer terminates this Agreement after Final Governmental Approval, Buyer shall cooperate with Sellers in executing all documents reasonably necessary to apply for and file a new change of ownership with the MED and Applicable County naming GMC as the licensee under the Licenses; in such event only, Buyer and Parent shall be responsible for all costs, expenses, and fees incurred by Seller in applying for, filing, and acquiring the Licenses hereunder..

5.7Application Fees. Buyer shall pay the change of ownership application fees and prorated annual license renewal fees for all state of Colorado and Applicable County licenses.

5.8Non-Compete; Non Solicitation.

(a)The “Restricted Period” begins on the Closing Date and ends on the first anniversary of the Closing Date.

(b)“Competing Dispensary” means a dispensary for the sale of marijuana or marijuana-related products.

(c)“Restricted Territory” means anywhere within five (5) miles of a cannabis dispensary owned or operated by Buyer or its Affiliates, within the State of Colorado.

(d)During the Restricted Period in the Restricted Territory, Sellers and their Affiliates shall not:

i.	own or operate, directly or indirectly, a Competing Dispensary, unless agreed to in writing by the Parties; or
ii.	employ, retain, engage or solicit the employment or engagement of services of any employee of Buyer, the Business or any of Buyer’s Affiliates on a full- or part-time basis.
ii.	this Section 5.8 shall not apply to Sellers’ Affiliate Gary Schwartz as to any and all engagement as a court appointed receiver requiring a temporary appointee registration with the MED.

(e)During the Restricted Period in the Restricted Territory, Sellers and its Affiliates shall not solicit customers, whether prior, existing or future, of the Business in connection with a Competing Business.

(f)Any violation of this Section 5.8 may result in irreparable injury to Buyer and the Business and Buyer will be entitled to seek an injunction against Sellers and its Affiliates from any court having jurisdiction over the matter, restraining any further violation of this Section 5.8, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled. Each of Sellers and its Affiliates acknowledges that it has carefully read this Agreement and has given careful consideration to the restraints imposed upon Sellers by this Section 5.8, and is in full accord as to their necessity for the reasonable and proper protection of the legitimate business interests relating to the Business and Buyer’s business now existing and to be developed in the future. Each of Sellers and its

Affiliates expressly acknowledges and agrees that each and every restraint imposed by this Section 5.8 is reasonable with respect to subject matter, time period and geographical area.

(g)If any covenant set forth in this Section 5.8 is adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant will be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by the applicable Law. The covenants contained in this Section 5.8 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written will not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction will not invalidate or render unenforceable such covenant or provision in any other jurisdiction. To the extent the provisions of this Section 5.8 conflict with the provisions of Section 10.12, the provisions of this Section 5.8 will control.

(h)Sellers shall cause its Affiliates to comply with the obligations set forth in this Section 5.8.

5.9Post-Closing Covenants Concerning the Buyer Shares.

(a)Sellers shall not engage in hedging transactions with the Buyer Shares except in compliance with the Securities Act.  Further, neither Sellers nor any of its directors, officers, shareholders or Affiliates shall purchase any shares of common stock of Buyer on the open market or otherwise without the express written consent of Buyer.

(b)Notwithstanding anything to the contrary set forth in this Agreement, Sellers shall not sell the Buyer Shares in violation of the Laws, including Rule 144 promulgated under the Securities Act.

(c)Buyer shall make reasonable efforts to register the resale of the Buyer Shares issued as part of this Agreement on a Form S-1, or, if available, Form S-3. Sellers shall not lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the Buyer Shares that Sellers receives under this Agreement.

5.10Tax Matters.

(a)Seller Liability for Taxes.  Sellers shall be jointly and severally liable for, and will indemnify and hold Buyer harmless against, all Taxes relating to the Assets and the Business with respect to taxable periods (or portions thereof) ending on or prior to the Closing Date and all Taxes of Sellers (for any taxable period).  To the extent Seller’s liability for Taxes under this Section 5.11(a) relates to a Tax Return required to be filed by Buyer after the Closing Date, the Seller shall pay the amount of such Taxes to Buyer at least five (5) days prior to the date that such Tax Return is filed.  Buyer will be liable for, and will indemnify and hold Seller harmless against, all Taxes relating to the Assets arising from and after the Closing Date.  In the case of any Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes arising prior to the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date, except for ad valorem or property Taxes or similar Taxes not based on income, gains, sales, withholding or payroll (“Property Taxes”) which shall be prorated on a daily basis to the Closing Date.  Property Taxes shall be determined without regard to any increased assessment resulting from the transactions contemplated by this Agreement.

(b)Filing of Tax Returns. Seller agrees to prepare or cause to be prepared all Tax Returns relating to the Assets and the Business for all Tax periods ending on or before the Closing Date. Buyer will prepare or cause to be prepared and file in a timely manner all Tax Returns relating to the Assets and the Business other than Tax Returns that the Seller is required to prepare or cause to be prepared pursuant to this Section 5.11(b).  Any Tax Returns for a Straddle Period shall be prepared on a basis consistent with past practices, procedures and accounting methods unless otherwise required by applicable Law.  At least ten (10) Business Days prior to the due date for filing, each Party shall provide copies of Tax Returns as described above to the other Party for review and comment, and each such Party shall make such revisions as are reasonably requested by the other Party to the extent such revisions relate to the period prior to the Closing Date.

(c)Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration and other such similar Taxes and fees (and related Tax Return preparation and filing costs) incurred in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne 50% by Buyer and 50% by Seller, regardless of the treatment set forth in Section 5.10(a).  Each Party shall file any Tax Returns and other documentation required to be filed by it with respect to any such Transfer Taxes (and each Party shall cooperate with the other in connection with the filing of any such Tax Returns).

(d)Cooperation. The Seller and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns with respect to the Assets or the Business (including any returns relating to Transfer Taxes), the filing and prosecution of any Tax claims, and any audit, litigation or other proceeding with respect to Taxes relating to the Assets or the Business.  Such cooperation shall include the retention of all books and records relating to such Taxes for a period of five (5) years after the filing date of such Tax Returns (unless such records are offered to the other party (redacted as necessary) before such period expires) and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Following the Closing, Buyer and Seller shall retain all books and records with respect to Tax matters pertinent to the Assets or the Business relating to any taxable period beginning before the Closing Date until six (6) months after the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority and any costs and expenses relating to cooperation shall be paid by the requesting Party.

(e)Tax Refunds.  Any Tax refund (including interest thereon) with respect to the Assets or the Business attributable to any period prior to the Closing Date less any reasonable out-of-pocket expenses (including Taxes) with respect to such refund shall be the property of Seller if Seller paid the Tax or indemnified Buyer for such Tax.  If, after the Closing, Buyer or any affiliate thereof receives a refund or utilizes a credit against current Taxes payable of any Tax attributable to a period prior to the Closing Date that was paid or indemnified by Seller, Buyer shall pay to Seller within ten (10) Business Days after such receipt or utilization an amount equal to such refund received or credit utilized, together with any interest received or credited thereon Buyer shall, and shall cause its affiliates to, use commercially reasonable efforts to obtain a refund or credit of any Tax with respect to the Assets or the Business attributable to a period prior to the Closing Date that was paid or indemnified by Seller or to mitigate, reduce or eliminate any such Tax that could be imposed for such period (including with respect to the transactions contemplated hereby).

(f)Post-Closing Seller Actions.After the Closing, no Seller shall file an amended Tax Return (or otherwise change such Tax Returns or make or change an election relating thereto) or settle a tax claim or contest, in each case which relates to the Assets or Business with respect to periods or portions thereof ending on or before the Closing without the written consent of the Buyer, if such action materially and adversely affects the Buyer, the Business or the Assets.

(g)Character of Payments.  To the extent permitted by applicable law, the parties agree that any indemnification payments (and/or payments or adjustments) made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to the purchase price.

ARTICLE VI

BUYER’S CONDITIONS TO CLOSING

The obligation of Buyer to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Buyer in its sole discretion):

6.1Statements of Fact. (a) Sellers’ Statements of Fact will be true and correct on and as of the Closing as though made on and as of the Closing (other than those Statements of Fact that speak to an earlier date); and (b) in the case of Sellers’ Statements of Fact that speak to an earlier date, such Statements of Fact will be true and correct as of the earlier date.

6.2Performance. Sellers have performed and complied in all material respects with the agreements, covenants, and obligations required by this Agreement to be performed or complied with by Sellers at or before the Closing.

6.3Sellers’ Deliverables. Sellers have delivered to Buyer at the Closing Sellers’ Closing Documents.

6.4Orders and Laws. There is no Law or order (except for any such order issued in connection with a Proceeding instituted by Buyer or its Affiliates) restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement or the operation of the Business.

6.5Consents and Approvals. All terminations or expirations of waiting periods imposed by any Governmental Authority with respect to this Agreement have occurred; provided , however , that the absence of any appeals and the expiration of any appeal period with respect to any of the foregoing will not constitute a condition to the Closing hereunder.

6.6No Material Adverse Effect. No Material Adverse Effect exists or is likely to exist as determined in the reasonable discretion of Buyer.

6.7Final Governmental Approval. Final Governmental Approval shall have occurred.

6.8Working Capital.  Sellers shall have Working Capital of not less than $100,000 as of the Closing Date.

6.10Audited Financial Statements.  Sellers shall have provided audited financial statements for each Seller for the last two fiscal years audited by a firm registered under the PCAOB, such financial statements to be reasonably satisfactory to Buyer in form and substance.

ARTICLE VII

SELLERS’ CONDITIONS TO CLOSING

The obligation of Sellers to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Sellers in its sole discretion):

7.1Statements of Fact. (a) Buyer’s Statements of Fact will be true and correct in all material respects on and as of the Closing as though made on and as of the Closing (other than those Statements of Fact that speak to an earlier date); and (b) in the case of those Statements of Fact that speak as to an earlier date, such Statements of Fact will be true and correct in all material respects as of the earlier date.

7.2Performance. Buyer will have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Buyer at or before the Closing.

7.3Buyer’s Deliverables. Buyer will have delivered to Sellers the Purchase Price and Buyer’s Officer’s Certificate.

7.4Orders and Laws. There is no Law or order (except for any such order issued in connection with a Proceeding instituted by Sellers or its Affiliates) restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

7.5Consents and Approvals. All terminations or expirations of waiting periods imposed by any Governmental Authority with respect to this Agreement will have occurred; provided, however, that the absence of any appeals and the expiration of any appeal period with respect to any of the foregoing will not constitute a condition to the Closing hereunder.

7.6Final Governmental Approval. Final Governmental Approval shall have occurred.

ARTICLE VIII

TERMINATION

8.1Termination. This Agreement may be terminated in one or more of the following ways:

(a)At any time before the Closing, by Sellers or Buyer, by written notice to the other, if any Law or final order of a Governmental Authority, including without limitation, the failure to obtain Final Governmental Approval, restrains, enjoins or otherwise prohibits or makes illegal the sale of the Assets pursuant to this Agreement.

(b)At any time before the Closing, by Buyer, by written notice to Sellers, if Sellers have materially breached its Statements of Fact or obligations under this Agreement and the breach would or does result in the failure of any condition set forth in Article VI.

(c)At any time after the Effective Date, Parent is subject to a ‘stop order’ or other regulatory prohibition from the Securities and Exchange Commission from issuing the Buyer’s Shares to Sellers.

(d)At any time during the Interim Period, by Buyer, by written notice to Sellers, if Buyer has discovered any fact, circumstance, or condition which would render any of Sellers’ Statements of Fact false, or create a Material Adverse Effect upon any of the Assets, in Buyer’s reasonable discretion.

8.2Effect of Valid Termination. If this Agreement is validly terminated pursuant to Section 8.1, there will be no liability or obligation hereunder on the part of either Party or any of their respective

Affiliates, except as provided herein, provided, however, that Article I, Sections 5.8, 8.2, Article IX, and Article X will survive any such termination.

ARTICLE IX

LIMITATIONS ON LIABILITY, THIRD-PARTY CLAIMS, AND ARBITRATION

9.1Indemnity. From and after the Closing:

(a)Sellers shall jointly and severally indemnify, defend, and hold harmless Buyer from and against all Losses incurred or suffered by Buyer resulting from:

i.

any breach as of the Closing (as though made on and as of the Closing except to the extent a statement of fact is expressly made as of an earlier date, in which case only as of the earlier date) of Sellers’ Statements of Fact; and

ii.	any breach of any covenant or agreement of Sellers contained in this Agreement.
iii.	any Taxes that are the responsibility of Seller pursuant to Section 5.10(a).
iv.	any Excluded Liabilities.
v.	any Loss whatsoever relating to the Business, operations or financial condition of Sellers and/or its Affiliates, or otherwise.

(b)Buyer shall indemnify, defend, and hold Sellers harmless from and against all Losses incurred or suffered by Sellers resulting from:

i.

any breach as of the Closing (as though made on and as of the Closing Date except to the extent a statement of fact is expressly made as of an earlier date, in which case only as of the earlier date) of Buyer’s Statements of Fact

ii.	any breach of any covenant or agreement of Buyer contained in this Agreement; and
iii.	any Taxes that are the responsibility of Buyer pursuant to Section 5.10(a).

(c)If Buyer suffers any Loss, for which Sellers are obligated to indemnify Buyer, Buyer may redeem certain Buyer Shares from Sellers as follows:

i.

Buyer will deliver notice to Sellers of (a) the nature of; (b) the amount of; (c) the date of the Loss for which Buyer is entitled to indemnification, along with the number of Buyer Shares required to compensate Buyer for such Loss, calculated at the average daily price for Buyer’s common stock on the date of the Loss identified in such notice (the “Redemption Shares”).

ii.	Buyer shall redeem the Redemption Shares, and Sellers shall allow Buyer to redeem such Redemption Shares, for the aggregate price of one dollar.

9.2Limitations of Liability. Notwithstanding anything in this Agreement to the contrary:

(a)Sellers’ Statements of Fact and Buyer’s Statements of Fact will survive the Closing for so long as the appropriate statute of limitations in respect thereof is applicable.

(b)Buyer shall give written notice to Sellers within a reasonable period of time after becoming aware of any breach by Sellers of any statement of fact, covenant, agreement, or obligation in this Agreement, but in any event no later than 30 days after becoming aware of such breach.

(c)Sellers shall give written notice to Buyer within a reasonable period of time after becoming aware of any breach by Buyer of any statement of fact, covenant, agreement or obligation in this Agreement, but in any event no later than 30 days after becoming aware of such breach.

(d)the Parties have a duty to reasonably mitigate any Loss in connection with this Agreement.

(e)Sellers’ liability with respect to Section 9.1 is limited to Losses incurred or suffered by Buyer in an amount not to exceed the Purchase Price; provided, however, that with respect to (i) breaches by Sellers of Sections 3.1 (Sellers’ Organization), 3.2 (Authority), 3.5 (Broker), or 3.11 (Environmental Matters), or (ii) Losses relating to or arising out of fraud, Sellers’ liability in respect thereof shall be unlimited.

(f)Buyer’s liability with respect to Section 9.1 is limited to Losses incurred or suffered by Sellers in an amount not exceeding $350,000.

9.3Procedure with Respect to Third-Party Claims.

(a)If a Party is threatened with or becomes subject to a third party Claim, and such Party (the “Claiming Party”) believes it has a claim entitled to indemnification from the other Party (the “Responding Party”) as provided in Section 9.1 as a result, then the Claiming Party shall notify the Responding Party within five (5) business days of the earlier of becoming (i) subject to such third party Claim or (ii) aware of the threat of such Claim, in either case in writing setting forth the basis for and nature of the Claim in reasonable detail. The failure of the Claiming Party to so notify the Responding Party will not relieve the Responding Party of liability hereunder except to the extent that the defense of the Claim is prejudiced by the failure to give the notice.

(b)If any Proceeding is brought by a third party against a Claiming Party and the Claiming Party gives notice to the Responding Party pursuant to Section 9.3(a), the Responding Party may participate in the Proceeding and, to the extent that it wishes, to assume the defense of the Proceeding, if (i) the Responding Party provides written notice to the Claiming Party that the Responding Party intends to undertake the defense, (ii) the Responding Party conducts the defense of the third-party Claim actively and diligently with counsel reasonably satisfactory to the Claiming Party, and (iii) if the Responding Party is a party to the Proceeding, the Responding Party or the Claiming Party has not determined in good faith that joint representation would be inappropriate because of a conflict of interest. The Claiming Party may, in its sole discretion, employ separate counsel (who may be selected by the Claiming Party in its sole discretion) in any such action and to participate in the defense thereof, and the Claiming Party shall pay the fees and expenses of its counsel. The Claiming Party shall cooperate with the Responding Party and its counsel in the defense or compromise of the Claim. If the Responding Party assumes the defense of a Proceeding, no compromise or settlement of the Claims may be effected by the Responding Party without the Claiming Party’s consent unless (x) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other Claims that may be made against the Claiming Party, and (y) the sole relief provided is monetary damages that the Responding Party pays in full.

(c)If notice is given to the Responding Party of the commencement of any third-party Proceeding and the Responding Party does not, within 14 days after the Claiming Party’s notice is given pursuant to Section 9.3(a), give notice to the Claiming Party of its election to assume the defense of the Proceeding, any of the conditions set forth in clauses (i) through (iii) of Section 9.3(b) above become unsatisfied or a Claiming Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification from the Responding Party under this Agreement, then the Claiming Party may (upon notice to the Responding Party) undertake the defense, compromise or settlement of the Claim; provided, however, that the Responding Party shall reimburse the Claiming Party for the Losses associated with defending against the third-party Claim (including reasonable attorneys’ fees and expenses) and will remain otherwise responsible for any liability with respect to amounts arising from or related to the third-party Claim, in both cases to the extent it is ultimately determined that the Responding Party is liable with respect to the third-party Claim for a breach under this Agreement. The Responding Party may elect to participate in the Proceedings, negotiations or defense at any time at its own expense.

9.4Mandatory Mediation.

(a)Except for Claims arising under Section 5.8 or Section 10.11, any dispute, Claim, interpretation, controversy, or issues of public policy arising out of or relating to this Agreement, including the determination of the scope or applicability of this Section 9.4, will be subject to mandatory mediation prior to the filing of any arbitration action as described in Section 9.5.

(b)The mediator will be selected from the roster of mediators at Judicial Arbiter Group, Inc. in Denver, Colorado (“JAG”), unless the Parties agree otherwise. If the Parties do not agree on the selection of a single mediator within ten days after a demand for mediation is made, then the mediator will be selected by JAG from among its available professionals. The mediation will be held within 45 days of the selection of the mediator. All communications, both written and oral, during mediation are confidential and will be treated as settlement negotiations for purposes of the Colorado Rules of Evidence. The mediation process will be confidential pursuant to terms agreed to by the Parties and the mediator. Each Party shall bear an equal share of any costs and fees associated with mediation, except for legal fees and expenses incurred by the Parties.

(c)If the Parties are unable to resolve a dispute, Claim, interpretation, controversy, or issue of public policy pursuant to this Section 9.4, the Parties shall engage in binding arbitration pursuant to Section 9.5.

9.5Mandatory Binding Arbitration.

(a)Except for Claims arising under Section 5.8 or Section 10.11, any dispute, Claim, interpretation, controversy, or issues of public policy arising out of or relating to this Agreement, including the determination of the scope or applicability of this Section 9.5, will be determined exclusively by arbitration held in Denver, Colorado, and will be governed exclusively by the Colorado Revised Arbitration Act, §§ 13-22-201, et seq., C.R.S. (the “CRAA’’).

(b)The arbitrator will be selected from the roster of arbitrators at Judicial Arbiter Group, Inc. in Denver, Colorado (“JAG”), unless the Parties agree otherwise. If the Parties do not agree on the selection of a single arbitrator within ten days after a demand for arbitration is made, then the arbitrator will be selected by JAG from among its available professionals. Arbitration of all disputes and the outcome of the arbitration will remain confidential between the Parties except as necessary to obtain a court judgment on the award or other relief or to engage in collection of the judgment.

(c)The Parties irrevocably submit to the exclusive jurisdiction of the state courts located in Denver, Colorado, with respect to this Section 9.4 to compel arbitration, to confirm an arbitration award or order, or to handle court functions permitted under the CRAA. The Parties irrevocably waive defense of an inconvenient forum to the maintenance of any such action or other proceeding. The Parties may seek recognition and enforcement of any Colorado state court judgment confirming an arbitration award or order in any United States state court or any court outside the United States or its territories having jurisdiction with respect to recognition or enforcement of such judgment.

(d)The Parties waive (i) any right of removal to the United States federal courts and (ii) any right in the United States federal courts to compel arbitration, to confirm any arbitration award or order, or to seek any aid or assistance of any kind.

ARTICLE X

MISCELLANEOUS

10.1No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

10.2Entire Agreement. This Agreement supersedes all prior discussions and agreements between the Parties and/or their Affiliates with respect to the subject matter hereof and contains the sole and entire agreement between the Parties and their Affiliates with respect to the subject matter hereof.

10.3Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving the term or condition. No waiver by a Party of any term or condition of this Agreement, in any one or more instances, will be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law, are cumulative and not alternative.

10.4Succession and Assignment. This Agreement is binding upon and will inure to the benefit of the Parties and their successors and assigns. Buyer may assign its rights, interests and obligations hereunder. Sellers may not assign this Agreement or any of its rights, interests, or obligations hereunder.

10.5Counterparts; Electronic or Fax Signatures. This Agreement may be executed in counterparts, each of which will be an original and all of which, when taken together, will constitute one instrument notwithstanding that all parties have not executed the same counterpart. Signatures that are transmitted electronically or by fax will be effective as originals.

10.6Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not modify, define, or limit any of its terms or provisions.

10.7Notices. Any notice, request, demand, Claim, or other communication hereunder will be in writing and will be deemed delivered: (a) three Business Days after it is sent by U.S. mail, certified mail, return receipt requested, postage prepaid; or (b) one Business Day after it is sent via a reputable nationwide overnight courier or sent via email, in each of the foregoing cases to the intended recipient as set forth below:

If to Buyer:	c/o TREES CORPORATION 1901 S. Navajo Street Denver, CO 80223

Attn: David R. Fishkin dfishkin@treescann.com

If to Sellers:	GMC, LLC 2150 W. 29th Ave, Suite335 Denver, CO 80211 Attn: Gary Schwartz

With a copy to:	Gonnell Law
Attention: Jean Gonnell, Esq. 730 17th Street, Suite 838 Denver, Colorado 80202
Email: jean@jesglegal.com

Any Party may give any notice, request, demand, Claim, or other communication hereunder by personal delivery, electronically, or fax, but no such notice, request, demand, Claim, or other communication will be deemed to have been duly given unless and until it is actually received by the Party for whom it is intended. A Party may change the address to which notices, requests, demands, Claims, and other communications hereunder are to be delivered by giving notice to the other Party in the manner herein set forth.

10.8Governing Law. This Agreement is governed by and construed and enforced in accordance with the Laws of the State of Colorado, without giving effect to any conflict or choice of law provision that would result in imposition of another state’s Law. THE PARTIES ACKNOWLEDGE THAT (A) COLORADO HAS PASSED AMENDMENTS TO THE COLORADO CONSTITUTION AND ENACTED CERTAIN LEGISLATION TO GOVERN THE MARIJUANA INDUSTRY AND (B) THE POSSESSION, SALE, MANUFACTURE, AND CULTIVATION OF MARIJUANA IS ILLEGAL UNDER FEDERAL LAW. THE PARTIES WAIVE ANY DEFENSES BASED UPON INVALIDITY OF CONTRACTS FOR PUBLIC POLICY REASONS AND/OR THE SUBSTANCE OF THE CONTRACT VIOLATING FEDERAL LAW.

10.9Waiver of Right to Trial by Jury. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BYLAW TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND WITH RESPECT TO ANY COUNTERCLAIM THEREIN.

10.10Attorneys’ Fees. If either Party brings a Proceeding to enforce the provisions of this Agreement, the substantially prevailing Party will be entitled to recover its reasonable attorneys’ fees and expenses incurred in such action from the non-prevailing Party as determined by the arbitrator or a court of law.

10.11Specific Performance. The rights of Buyer to consummate the transactions contemplated hereby (including the satisfaction of any condition to the Closing) are special, unique, and of extraordinary character, and if Sellers violates or fails or refuses to perform any covenant or agreement made by it herein, Buyer may be without an adequate remedy at law. If Sellers violates or fails or refuses to perform any covenant or agreement made by them herein, Buyer may (at any time prior to the earlier of a) valid termination of this Agreement pursuant to Article VIII and b) the Closing), subject to the terms hereof, institute and prosecute an action to enforce specific performance of the covenant or agreement. The Parties irrevocably submit to the exclusive jurisdiction of the state courts located in Denver, Colorado, with respect to this Section 10.11. The Parties irrevocably waive defense of an inconvenient forum to the maintenance of any such action or other proceeding with respect to this Section 10.11.

10.12Invalid Provisions. If a dispute between the Parties arises out of this Agreement or the subject matter of this Agreement, the Parties would want a court or arbitrator to interpret this Agreement as follows:

(a)With respect to any provision held to be unenforceable, by modifying that provision to the minimum extent necessary to make it enforceable or, if that modification is not permitted by law or public policy, by disregarding the provision;

(b)if an unenforceable provision is modified or disregarded in accordance with this Section 10.12, by holding the rest of the Agreement will remain in effect as written;

(c)by holding that any unenforceable provision will remain as written in any circumstances other than those in which the provision is held to be unenforceable; and

(d)if modifying or disregarding the unenforceable provision would result in a failure of an essential purpose of this Agreement, by holding the entire Agreement unenforceable.

Upon the determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

10.13Expenses. Except as otherwise provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party shall pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.

10.14Amendments. The Parties may amend any provision of this Agreement only by a written instrument signed by the Parties.

10.15Confidentiality and Publicity. This Agreement is confidential and will not be disclosed to any third party (other than the Parties’ Affiliates, attorneys, accountants, auditors, or other advisors, or Governmental Authorities) except as required for Tax purposes or as required by Law. A Party receiving a request for this Agreement shall promptly notify the other Party to afford it the opportunity to object or seek a protective order regarding this Agreement or information contained herein. Sellers may issue a press release or public announcement, and make any required public filings, concerning any of the transactions contemplated by this Agreement.

10.16Advice of Counsel. Each Party has had the opportunity to seek the advice of independent legal counsel and has read and understood each of the terms and provisions of this Agreement.

10.17MED Reformation. This Agreement and the transactions contemplated hereby are subject to review by the MED and any Applicable County. If the MED or an Applicable County determines that this Agreement must be reformed, the Parties shall negotiate in good faith to so reform this Agreement according to such Governmental Authority’s requirements while effectuating the original intent of this Agreement as near as possible.

[Signature page follows immediately]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties as of the date first above written.

GREEN MAN COLORADO, LLC

By:
Name: Adam Hershey
Title: Interim Chief Executive Officer

TREES CORPORATION

By:
Name: Adam Hershey
Title: Interim Chief Executive Officer

GMC, LLC

By:
Name:Gary Schwartz
Title:Managing Partner

Members:

MHS GMC, LLC

Gary Schwartz
By:
Name:
Christian Hageseth	Title:

FAD, LLC
Barbara Visher
By:
Name:

Matt Bencivenga	Title:

David Berger

Audra Richmond

Corey Buffkin

Jim Berger

List of Exhibits

Exhibit A	Assets
Exhibit B	Allocation Statement
Exhibit C	Sellers’ Officer’s Certificate
Exhibit D	Buyer’s Officer’s Certificate
Exhibit E	Bill of Sale

EXHIBIT A

ASSETS

●	Licenses:
o	City and County of Denver License: 2022-BFN-000376 (Expires 1.20.2023)
o	Marijuana Enforcement Division License: 402R-00373 (Expires 12.19.2022)
●	Any machinery and equipment located at the Hampden Property
●	All right, title and interest in and to, and/or assignment of, any contracts to which GMC or any affiliate is party thereto, related to the Hampden Property, specifically.
●	An assignment of the leasehold interest related to the Hampden Property, which shall terminate upon the Hampden Property transfer to a third-party.
●	Any and all inventory and cash, subject to working capital requirement set forth in APA.
●	Any and all furniture, fixtures, machinery, equipment, and business personal property of any kind, nature, character, or description, operated, owned, or leased by GMC at the Hampden Property.
●	Any and all intellectual property owned by GMC and/or related signage.

EXHIBIT B

ALLOCATION STATEMENT

	# of Shares	$ of Share
Total Shares Allocated	4,494,382	$ 3,999,999.98

GMC, LLC TOTAL SHARES	4,204,494	$ 3,741,999.66
Headgate III, LLC	1,011,236	$ 900,000.00
GMC, LLC	3,193,258	$ 2,841,999.66
	4,204,494	$ 3,741,999.66

Steven Sendor et al.	289,888	$ 258,000.32
Mike Pearson	86,966
Steve Sendor	96,388
Erich Schmidt	96,388
Kyle Diehl	10,146

EXHIBIT C

SELLERS’ OFFICER’S CERTIFICATE

This Sellers’ Officer’s Certificate is delivered with respect to Article VI of that certain Asset Purchase Agreement dated October 28, 2022 (the “APA”) by and among GREEN MAN COLORADO, LLC, a Colorado limited liability company, or its assigns (“Buyer”), TREES Corporation, a Colorado corporation (“Parent”), and GMC, LLC, a Colorado limited liability company (“GMC”), and each of the Members (collectively together with their respective subsidiaries, affiliates and assigns, “Seller” or “Sellers”). Capitalized terms used in this certificate that are defined in the APA have the respective meanings ascribed to them in the APA.

The undersigned, jointly and severally, hereby certify as follows:

1.	Sellers’ Statements of Fact are true and correct on and as of the Closing as though made on and as of the Closing.
2.

Each Seller has performed and complied in all material respects with the agreements, covenants, and obligations required by the APA to be performed or complied with by Sellers at or before the Closing.

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate on behalf of Sellers as of the date first written above.

Dated:

GMC, LLC

By:
Gary Schwartz
Managing Partner

Gary Schwartz

EXHIBIT D

BUYER’S OFFICER’S CERTIFICATE

This Buyer’s Officer’s Certificate is delivered with respect to Article VII of that certain Asset Purchase Agreement dated October 28, 2022 (the “APA”) by and among GREEN MAN COLORADO, LLC, a Colorado limited liability company, or its assigns (“Buyer”), TREES Corporation, a Colorado corporation (“Parent”), and GMC, LLC, a Colorado limited liability company (“GMC”), and each of the Members (collectively together with their respective subsidiaries, affiliates and assigns, “Seller” or “Sellers”). Capitalized terms used in this certificate that are defined in the APA have the respective meanings ascribed to them in the APA.

The undersigned hereby certifies as follows:

1.	Buyer’s Statements of Fact are true and correct on and as of the Closing as though made on and as of the Closing.
2.	Buyer has performed and complied in all material respects with the agreements, covenants, and obligations required by the APA to be performed or complied with by Buyer at or before the Closing.

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate on behalf of Buyer as of the date first written above.

Dated:

GREEN MAN COLORADO, LLC

By:
Name:Adam Hershey
Title:Interim Chief Executive Officer

EXHIBIT E

BILL OF SALE

THIS BILL OF SALE (this “Bill of Sale”) is entered into on __________, 2022, by GMC, LLC, a Colorado limited liability company (“GMC”), and each of the Members (collectively together with their respective subsidiaries, affiliates and assigns, “Seller” or “Sellers”), for the benefit of GREEN MAN COLORADO, LLC, a Colorado limited liability company, or its assigns (“Buyer”), and TREES Corporation, a Colorado corporation and the parent of Buyer.

Recitals

A.	Sellers and Buyer entered into that certain Asset Purchase Agreement dated October 28, 2022 (the “APA”), whereby Buyer agreed to purchase the Assets from Sellers; and
B.	Capitalized terms not defined herein have the respective meanings ascribed to them in the APA.

NOW THEREFORE, Sellers certifies as follows:

Terms

1.

Sale of Assets. In accordance with the terms and conditions of the APA, Sellers hereby sells, transfers, conveys, assigns and delivers unto Buyer all of the Assets subject to the APA, free and clear of all Liens.

2.	Title. Sellers have good and marketable title to the Assets, free and clear of all Liens, and Buyer hereby receives such good and marketable title thereto.
3.

Warranty. Sellers shall warrant and defend the sale, transfer, conveyance, assignment and conveyance of the Assets hereunder against each and every person or persons claiming against any or all of the same.

4.

Further Assurances. Sellers shall take all steps necessary to put Buyer in actual possession and operating control of the Assets, to carry out the intent of the APA and this Bill of Sale, and to more effectively sell, transfer, convey, assign and reduce to possession and record to title any of the Assets, including by executing and delivering, or causing to be executed and delivered, such further instruments or documents of transfer, assignment and conveyance, or by taking such other actions as may be requested by Buyer.

5.

Independent Covenants. This Bill of Sale is subject in all respects to the terms and conditions of the APA. Nothing contained in this Bill of Sale will be deemed to diminish any of the obligations, agreements, covenants, or statements of fact of Sellers set forth in the APA.

6.	Dispute Resolution. If a dispute arises under this Bill of Sale, such dispute will be settled by in accordance with the provisions set forth in the APA.
7.	Electronic or Fax Signatures. This Bill of Sale may be executed electronically or by fax which will each be effective as original signature.

IN WITNESS WHEREOF, this Bill of Sale has been duly executed and delivered by the Sellers as of the date first above written.

GMC, LLC

By:
Name:Gary Schwartz
Title:Managing Partner

Members:

MHS GMC, LLC

Gary Schwartz
By:
Name:
Christian Hageseth	Title:

FAD, LLC
Barbara Visher
By:
Name:

Matt Bencivenga	Title:

David Berger

Audra Richmond

Corey Buffkin

Jim Berger